EXHIBIT 99.1 - First Commonwealth Financial Corporation Press Release dated
                          July 26, 2004

NEWS RELEASE

To:	All Area News Agencies	For More Information Contact:

From:	First Commonwealth	John J. Dolan, Executive Vice President and
	Financial Corporation	Chief Financial Officer
First Commonwealth Financial Corporation
Date:	July 26, 2004	(724) 349-7220

FIRST COMMONWEALTH ANNOUNCES ESOP TO PURCHASE SHARES

INDIANA, PA - First Commonwealth Financial Corporation (NYSE:FCF), headquartered in Indiana, PA, announced it will acquire shares of its common stock in the open market to fund its Employee Stock Ownership Plan ("ESOP").  Purchases will be made from time to time at the discretion of the ESOP's trustee.

The Corporation plans to fund the open market purchases using advances under a line of credit facility in an aggregate amount of up to $14 million.  The shares acquired by the ESOP represent future compensation expense.  The shares will be held in a suspense account and will be released to the ESOP for allocation to the plan participants as the loan is repaid.

First Commonwealth Financial Corporation is a $6.3 billion bank holding company headquartered in Indiana, PA.  It operates in 17 counties in western and central Pennsylvania through First Commonwealth Bank, a Pennsylvania chartered bank.  Financial services and insurance products are also provided through First Commonwealth Trust Company, First Commonwealth Financial Advisors, Inc. and First Commonwealth Insurance Agency.  The Corporation also operates First Commonwealth Systems Corporation, a data processing subsidiary, First Commonwealth Professional Resources, Inc., a support services subsidiary, FraMal Holdings Corporation, an investment services company, and jointly owns Commonwealth Trust Credit Life Insurance Company, a credit life reinsurance company.

This press release may contain "forward-looking statements," within the meaning of federal securities laws that involve significant risks and uncertainties.   Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend," and "potential."  Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in economic conditions; significant changes in regulatory requirements' and significant changes in the securities markets.  Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in First Commonwealth's most recent Form 10-K report and other documents filed with the Securities and Exchange Commission.

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